Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 24, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of the GAMCO Global Gold, Natural Resources & Income Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 30, 2014